Exhibit 99.1

Altaba Inc.

Statement of Assets and Liabilities

As of March 31, 2026

($ in thousands, except per share amounts)

(Unuadited)

ASSETS
Investments at fair value (cost $268,566)	$270,113
Dividend receivable	23
Interest receivable	2,299
Income tax receivable	596,644
Other assets	562

Total assets	$869,641

LIABILITIES
Deferred and other tax liabilities	$15,475
Payable to directors, officers and employees	7,401
Payable to advisor	15
Accrued expenses	1,422
Income tax payable	2,198
Other liabilities	648

Total liabilities	$27,159

Net assets	$842,482

NAV per share	$1.62

Shares outstanding rollforward:
Shares outstanding at March 31, 2026 and December 31, 2025	519,511,366